Exhibit 23



                        Independent Auditors' Consent

The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-48806 and 333-66033) on Form S-8 of Crompton Corporation of our report dated June 15, 2001, relating to the statements of net assets available for benefits of the Witco Corporation Employee Retirement Savings Plan as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, included in this annual report on Form 11-K.




Stamford, Connecticut
June 26, 2001